Exhibit 8.1

DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303-2214 www.dlapiper.com

March 4, 2015

Cambridge Capital Acquisition Corporation

525 South Flagler Drive, Suite 201

West Palm Beach, FL 22401

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Cambridge Capital Acquisition Corporation, a Delaware corporation (“Cambridge”), in connection with the preparation and filing of the Registration Statement on Form S-4 (File No. 333-201199) (as hereafter amended or supplemented, the “Registration Statement”) as filed publicly with the United States Securities and Exchange Commission (the “Commission”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”) common shares of Cambridge Holdco, Inc. (“Holdco”), each having a par value of $0.0001, issuable upon consummation of the merger of (i) Cambridge with and into Holdco, with Holdco surviving as the public company (the “Cambridge Merger”), and (2) Cambridge Merger Sub, Inc. (“Merger Sub”) with and into Parakou Tankers, Inc. (“Parakou”), with Parakou surviving and becoming the wholly-owned subsidiary of Holdco (the “Parakou Merger” and together with the Cambridge Merger, the “Mergers”), pursuant to the Business Combination Agreement, dated as of December 1, 2014, by and among Cambridge, Holdco, Merger Sub, Parakou and, solely for the purposes of certain sections thereof, Mr. Por Liu (the “Merger Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K, under the Securities Act.

In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Mergers will be consummated in accordance with the Merger Agreement, the Registration Statement and such other documents, certificates and records.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies and the authenticity of the originals of such latter documents. With your consent, we have relied upon certificates and other assurances of officers of Cambridge and others as to factual matters without having independently verified such factual matters.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, the discussion of United States federal income tax matters contained in the prospectus forming part of the Registration Statement under the heading “Tax Consequences of the Mergers—U.S. Federal Income Tax Considerations,” insofar as such discussion states matters of law or legal conclusions, represents our opinion of the material U.S. federal income tax consequences of the Mergers to Cambridge and Holdco and to U.S. holders (as defined therein) of exchanging shares of Cambridge common stock for Holdco common shares pursuant to the Cambridge Merger and owning and disposing of Holdco common shares received in the Cambridge Merger.

In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service

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(the “Service”) and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement or the Merger Agreement could affect our conclusions. An opinion of counsel is not binding on the Service or any court. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

This opinion is given for use in connection with the registration of common shares of Holdco in connection with the Mergers in accordance with the Registration Statement and the related prospectus and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Mergers or the Registration Statement. This opinion letter is rendered as of the date hereof and we make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)